Exhibit 10.01

2005 VERITAS Executive Bonus Plan

The 2005 VERITAS Executive Bonus Plan (“Plan”) is designed to motivate and reward the achievement of key business objectives by VERITAS’ Executive Officers while maintaining alignment with shareholder value and expectations. Individuals eligible under the plan include the President/CEO and other Executive Officers of VERITAS Software Corporation. The Plan is structured as an annual plan subject to semi-annual review and modification by the Compensation Committee, and is comprised of three measurement criteria; Revenue, EPS (Proforma), and individual goals and objectives. Fifty percent (50%) of an individual’s Total Target Bonus will be comprised of a Revenue Bonus, and fifty percent (50%) of the Total Target Bonus will be comprised of an EPS Bonus, each of which will be subject to adjustment based on achievement of individual goals and objectives.

Revenue Bonus
Subject to the provisions of this Plan, the Revenue Bonus will be equal to the Target Revenue Bonus multiplied by the applicable Revenue Bonus Multiplier (as set forth on Schedule 1). The applicable Revenue Bonus Multiplier will be determined based on the Company’s actual consolidated revenue for 2005 relative to the Company’s revenue target for 2005as specified in the Company’s 2005 operating plan. The actual Revenue Bonus will be equal to the Target Revenue Bonus multiplied by the applicable Revenue Bonus Multiplier, subject to adjustment as provided in this Plan. If revenue achievement falls between any two established targets, the Bonus Multiplier will be proportionally adjusted.

EPS Bonus
Subject to the provisions of this Plan, the EPS Bonus will be equal to the Target EPS Bonus multiplied by the applicable EPS Bonus Multiplier (as set forth on Schedule 1). The applicable EPS Multiplier will be determined based on the Company’s actual EPS (proforma) for 2005 relative to the Company’s EPS target as specified in the Company’s 2005 operating plan. The actual EPS Bonus will be equal to the Target EPS Bonus multiplied by the applicable EPS Multiplier, subject to adjustment as provided in this Plan. If EPS achievement falls between any two established targets, the Bonus Multiplier will be proportionally adjusted.

2005 Operating Plan

For purposes of determining Revenue and EPS achievement levels as described above, the Committee will use the Company’s 2005 operating plan approved by the Board of Directors, subject, however, to adjustment for extraordinary or unanticipated events not otherwise reflected in the 2005 operating plan, including, without limitation, the financial impact of merger and acquisition activity, material litigation, settlements, etc. Any adjustment to the 2005 operating plan will be subject to the review and approval of the Committee.

Eligibility and Payment
In order to be eligible to receive a bonus, the individual must be employed by VERITAS Software (or any successor entity) at the time of payment. Although every effort will be made to process payments on a timely basis, there is no guaranteed payment date associated with this plan; provided, however, that any bonuses earned for fiscal year 2005 shall be paid within two and one-half months following the close of 2005. Payments will be made only after financial results have been released and recommendations have been submitted to and approved by the Compensation Committee or a majority of the independent directors of the Board, as applicable.

Approvals
The actual bonus payment for the President/CEO will be reviewed by the Compensation Committee and approved by a majority of the independent directors of the Board. The actual bonus payments for Executive Officers will be reviewed and approved by the Compensation Committee.

Discretion of the Board of Directors
Notwithstanding the above, the Compensation Committee (or, with respect to the CEO’s bonus, a majority of the independent directors of the Board), at its sole discretion, may modify or change this Plan or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. The Compensation Committee or majority of the independent directors of the Board of Directors, as applicable, shall have the sole discretion to determine (i) whether performance targets have been achieved, (ii) whether individual goals and objectives have been achieved, and (iii) the amount of any adjustments to an individual’s bonus multipliers based on items (i) and (ii) above and such other criteria deemed appropriate by the Compensation Committee. As a condition to participation, each participant will acknowledge that he or she has reviewed and understood the Plan, the bonuses under the plan are discretionary and no bonus will be payable unless and until the actual amount of the bonus payment is approved by the Compensation Committee or a majority of the independent directors of the Board, as applicable.

Change in Control
On December 15, 2004, VERITAS entered into a definitive agreement to merge with Symantec Corporation, and the parties currently expect the closing to occur during the quarter ended June 30, 2005. If the proposed merger closes during the quarter ended June 30, 2005, then bonuses will be payable to each participant under the Plan at closing, as follows:

     (a) the Revenue Bonus will be equal to (i) the pro-rata portion of the Target Revenue Bonus, based on the number of calendar days in 2005 preceding the closing, multiplied by (ii) the applicable Q1 Revenue Bonus Multiplier (as set forth on Schedule 2); and

     (b) the EPS Bonus will be equal to (i) the pro-rata portion of the Target EPS Bonus, based on the number of calendar days in 2005 preceding the closing, multiplied by (ii) the applicable Q1 EPS Bonus Multiplier (as set forth on Schedule 2).

If such pro-rata bonus is paid to a participant, the participant shall not be entitled to recover as additional severance under clause (2) of paragraph 3(b) of the participant’s existing change-in-control agreement with the Company the portion of the related target bonus allocable to the period from January 1, 2005 through the day preceding the closing of the proposed merger.